Exhibit 2.7

Execution Version

ASSET PURCHASE AGREEMENT

between:

CALIPER LIFE SCIENCES, INC.,
a Delaware corporation

and

DIONEX CORPORATION,

a Delaware corporation

Dated as of November 10, 2008

Portions of this Exhibit were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is entered into as of November 10, 2008, by and between: Caliper Life Sciences, Inc., a Delaware corporation (the “Seller”); and Dionex Corporation, a Delaware corporation (the “Purchaser”).  Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITAL

The Seller and the Purchaser wish to provide for the sale of the Transferred Assets (as defined in Section 1.1) to the Purchaser and/or an Affiliate of the Purchaser on the terms set forth in this Agreement.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

1.                                      SALE OF TRANSFERRED ASSETS; RELATED TRANSACTIONS.

1.1          Sale of Transferred Assets.  The Seller shall cause to be sold, assigned, transferred, conveyed and delivered to the Purchaser and/or (at the Purchaser’s discretion) an Affiliate of the Purchaser, at the Closing (as defined in Section 1.7), the following properties, rights, interests and tangible and intangible assets, existing as of the date of this Agreement, whether owned by the Seller or any Affiliate of the Seller and wherever held (including in a facility owned or occupied by the Seller or any Affiliate of the Seller or in any Customer Facility) (the “Transferred Assets”), on the terms and subject to the conditions set forth in this Agreement:

(a)           Proprietary Assets: The trade secrets, know-how, inventions, designs, drawings and other Intellectual Property and Intellectual Property Rights that are used in or that relate to the AutoTrace Offering, and all goodwill related to the AutoTrace Offering, that are described on Schedule 1.1(a)(2) (the Intellectual Property, Intellectual Property Rights and goodwill referred to in this Section 1.1(a), being referred to in this Agreement as the “Transferred IP”).

(b)           Inventory: All of the inventory (including demo products, spare parts, raw materials, work in process and finished goods) that relate to the AutoTrace Offering and identified on Schedule 1.1(b), (the inventory referred to in this Section 1.1(b), being referred to in this Agreement as the “Transferred Inventory”).

(c)           Equipment: The test fixtures that relate to the AutoTrace Offering identified on Schedule 1.1(c) (the equipment referred to in this Section 1.1(c) being referred to in this Agreement as the “Transferred Equipment”).

(d)           Software.  A worldwide, perpetual, irrevocable, transferable, nonexclusive, fully-paid, royalty-free license to the ZyOs Operating System and EasyLab programming language, as described in Schedule 1.1(d) (collectively, the “Software”), for use with the AutoTrace Offerings or any successor products to the AutoTrace Offerings, and the Seller hereby grants to the Purchaser such license to Software, with the right to sublicense, that allows the Purchaser to commercialize and exploit the Software to fullest extent as if the Purchaser owned the Software including, without limitation, the rights

Portions of this Exhibit were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

to: (i) access, support and maintain the Software; (ii) create derivative works of the Software including updates, upgrades, modifications, enhancements and customizations; (iii) compile object code, if any, from the Software and derivative works thereof; (iv) link, embed, combine and otherwise utilize the Software with other source and object code (whether owned or licensed by the Purchaser) to create applications; (v) directly and indirectly license, sublicense and distribute the Software (and derivative works thereof) and applications, either separately or with the AutoTrace Offering; and (vi) copy, install and use the Software as necessary or desirable to enjoy the foregoing rights.  Seller shall provide to Purchaser the source code for the software, including the listing of all known bugs and all build tools required to compile the source into executables, and all application notes, user manuals and other documentation.  Purchaser shall own all, right, title and interest, including all intellectual property rights, in any modifications or derivate works of the Software created by or for Purchaser.

(e)           Contracts: Subject to the terms of the Transition Services Agreement, all rights of the Seller or any Affiliate of the Seller under  the Seller Contracts identified on Schedule 1.1(e).

(f)            Claims: All Claims (including Claims for past infringement of Transferred IP) of the Seller or any Affiliate of the Seller against other Persons relating to the Transferred Assets (regardless of whether or not such Claims have been asserted by the Seller or any Affiliate of the Seller), and all rights of indemnity, warranty rights, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery possessed by the Seller or any Affiliate of the Seller (regardless of whether such rights are currently exercisable) relating to the Transferred Assets.

(g)           Promotional Materials, Records, Etc.: All advertising and promotional materials, and all books (including log books), records (including contact information, files and other data relating to the customers of the AutoTrace Offering), files and data, in each case that are used in or that relate to the AutoTrace Offering (the “Transferred Books”).

(h)           Governmental Authorization: Any Governmental Authorizations held by the Seller or any Affiliate of the Seller that are or were used in or that relate to the AutoTrace Offering.

Notwithstanding the foregoing, the parties agree that neither the Seller nor any Affiliate of the Seller is selling, assigning, transferring, conveying or delivering to the Purchaser or an Affiliate of the Purchaser, and the Transferred Assets shall not include, any of the assets specifically identified on Schedule 1.1A (collectively, the “Excluded Assets”).

1.2          Agreements Relating to Transfer of Transferred Assets.

(a)           At the request of the Purchaser, any of the Transferred Assets that can be transmitted in electronic format will be so transmitted to the Purchaser or an Affiliate of the Purchaser promptly following the Closing

(b)           Promptly (and in any event no later than 30 days) after the Closing Date, the Seller shall cause to be provided to the Purchaser or an Affiliate of the Purchaser all materials and information (including the materials and information referred to on Schedule 1.2(b)) that are used in or that relate to the Transferred Assets, and shall take all other steps reasonably required to enable the

Portions of this Exhibit were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Purchaser or an Affiliate of the Purchaser to obtain possession of and good and valid title to, and to exploit, the Transferred Assets.

(c)           Subject to the terms of the Transition Services Agreement (defined below), the following provisions shall apply with respect to the physical delivery of the Transferred Inventory, Transferred Equipment and Transferred Books to the Purchaser (the “Tangible Transferred Assets”):

(i)            Until otherwise notified by the Purchaser in writing, any and all Tangible Transferred Assets (other than Transferred Inventory sold by the Seller to customers of Seller in accordance with the Transition Services Agreement) shall remain at the same location that such Tangible Transferred Assets were located at as of the Closing Date, and subsequent delivery of the Tangible Transfer Assets to the Purchaser shall be done in accordance with the Transition Services Agreement; and

(ii)           As soon as practicable after receipt of written request from the Purchaser, the Seller shall cause the Tangible Transferred Assets to be delivered to a location (or locations) designated by the Purchaser in writing.  The Seller shall bear the costs for relating to the delivery of such Tangible Transferred Assets to the Purchaser.

(d)           As of the date of the termination of the Transition Services Agreement, the Transferred Inventory and Transferred Equipment shall be free and clear from any Encumbrances which have not been approved by Purchaser.

(e)           Seller will deliver to Buyer prior to January 31, 2009, four hundred (400) pieces of the 8749 microprocessor and Buyer will pay Seller the cost of such microprocessor plus a 10% mark-up.

1.3          Purchase Price.

(a)           Subject to Section 1.3(b) below, as consideration for the sale, assignment, transfer, conveyance and delivery of the Transferred Assets pursuant to this Agreement at the Closing, the Purchaser shall pay (or cause to be paid) to the Seller (or to one or more Affiliates of the Seller), in cash, a total of $5,000,000 by wire transfer of immediately available funds to one or more account numbers provided to the Purchaser by the Seller prior to the Closing (it being understood that if the Seller desires that any portion of the amount specified in this Section 1.3 be paid to any Affiliate of the Seller, the Seller shall provide the Purchaser with written instructions with respect thereto prior to the Closing).

(b)           Within two weeks following the Closing Date, the Seller shall deliver to the Purchaser a certificate, signed by the Chief Financial Officer of the Seller, setting forth the net book value of the Transferred Inventory, as determined in accordance with U.S. generally accepted accounting principles, and if the aggregate net book value of such Transferred Inventory is less than $600,000, the Seller shall pay to the Purchaser, within three business days after the delivery of such certificate, an amount equal to the amount by which the aggregate net book value of the Transferred Inventory is less than $600,000.

Portions of this Exhibit were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.4          Assumption of Liabilities.

(a)           Except as set forth in Section 1.4(b), neither the Purchaser nor any Affiliate of the Purchaser shall assume any Liabilities of the Seller or any Affiliate of the Seller (whether or not related to the Transferred Assets), including without limitation: (i) Tax Liabilities of the Seller or any Affiliate of the Seller; (ii) any Liabilities of the Seller or any Affiliate of the Seller relating to accounts payable, indebtedness, legal services, accounting services, financial advisory services, investment banking services or other professional services performed in connection with the sale of the Transferred Assets; (iii) any wages, salaries, severance payments or other Liabilities relating to any employee of the Seller or any Affiliate of the Seller; (iv) any environmental Liabilities; (v) any Liabilities with respect to Contracts; (vii) any Liabilities for product or design defects for AutoTrace Offerings manufactured by Seller, or (viii) other Liabilities.

(b)           Notwithstanding Section 1.4(a), the Purchaser and/or (at the Purchaser’s discretion) an Affiliate of the Purchaser shall assume the obligations of the Seller or, if applicable, the applicable Affiliate of the Seller, under the Seller Contracts identified on Schedule 1.4(b) (the “Assumed Liabilities”).

1.5          Sales Taxes.  The Seller shall bear and pay (or cause one or more of its Subsidiaries to bear and pay), and shall reimburse the Purchaser and the Purchaser’s Affiliates for (or cause one or more of its Subsidiaries to reimburse the Purchaser and the Purchaser’s Affiliates for), any sales taxes, value added taxes, use taxes, transfer taxes, documentary charges, recording fees or similar taxes, charges or fees that may become payable in connection with the sale of the Transferred Assets to the Purchaser or in connection with any of the other Transactions.  The Purchaser shall deliver to the Seller a sale for resale certificate with respect to the Transferred Inventory.

1.6          Allocation.  The consideration referred to in Section 1.3 shall be allocated among the Transferred Assets in accordance with a schedule (the “Allocation Schedule”) to be prepared by the Purchaser (and delivered to the Seller) within 30 days following the Closing Date (it being understood that such Allocation Schedule will be prepared in compliance with Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder).  The Seller shall have fifteen (15) days from its receipt of the Allocation Schedule to notify the Purchaser, in writing, of detailed explanations for any dispute.  If the Seller does not provide such notice to the Purchaser, the Seller shall be deemed to have accepted the Allocation Schedule as delivered by the Purchaser.  If the Seller does provide such notice, each of the Purchaser and the Seller shall negotiate in good faith to resolve the dispute.  If the Purchaser and the Seller are unable to resolve the dispute within 30 days following the Purchaser’s receipt of the Seller’s notice, the dispute shall be resolved by an independent accounting firm, who shall be jointly appointed by, and whose fees shall be jointly and equally paid by, the Purchaser and the Seller.  All parties shall prepare and file all applicable Tax returns, including Internal Revenue Service Form 8594, consistent with the finalized Allocation Schedule.  The Seller shall timely and properly prepare, execute, file and deliver all documents, forms and other information the Purchaser may reasonably request to prepare the Allocation Schedule.  Neither the Seller nor the Purchaser shall file (and shall not permit any of its Affiliates to file) any Tax Return or other document with, or make any statement or declaration to, any Governmental Body that is inconsistent with such allocation.

Portions of this Exhibit were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.7          Closing.  Subject to the satisfaction or waiver of the conditions set forth in Sections 4 and 5, the closing of the sale of the Transferred Assets pursuant to this Agreement (the “Closing”) shall take place at the offices of Purchaser upon the execution and delivery of this Agreement by the parties hereto.  For purposes of this Agreement, “Closing Date” shall mean the date on which the Closing actually takes place.

2.                                      REPRESENTATIONS AND WARRANTIES OF THE SELLER.

The Seller represents and warrants, to and for the benefit of the Indemnitees, as follows:

2.1          Due Organization.  The Seller and each Affiliate of the Seller that owns any Transferred Assets or is otherwise involved in the AutoTrace Offering is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

2.2          Inventory.  The  Transferred Inventory is (and will as of the Closing be) of such quality and quantity as to be usable and saleable in the ordinary course of business and is free of any defect or deficiency, other than any such defect or deficiency that would not impair the value of the Transferred Inventory by more than $25,000.

2.3          Equipment; Fixed Assets.

All of the Transferred Equipment: (i) is (and will as of the Closing be) structurally sound, free of defects and deficiencies and in good condition and repair (ordinary wear and tear excepted); and (ii) is (and will as of the Closing be) adequate for the uses to which they are being put.

2.4          Financial Statements; Customers.

(a)           Part 2.4(a) of the Disclosure Schedule sets forth an unaudited statement of revenue and cost with respect to the Seller’s manufacture, marketing and selling of the AutoTrace Offering for the nine-month period ended September 30, 2008, which was prepared in accordance with the assumptions set forth therein.

(b)           Part 2.4(b) of the Disclosure Schedule provides an accurate and complete breakdown of the revenues received by the Seller and its Affiliates (based on revenues received by the Seller and its Affiliates related to the AutoTrace Offering) from the top 25 customers of the AutoTrace Offering in the fiscal year ended December 31, 2007 and from the top 19 customers of the AutoTrace Offering in the nine months ended September 30, 2008.  Since September 30, 2008, neither the Seller nor any Affiliate of the Seller has received any notice or other communication indicating that any customer of the AutoTrace Offering intends or expects to cease dealing (or reduce the volume of business below historical levels) with Seller with respect to the AutoTrace Offering or terminate any Seller Contract relating to the AutoTrace Offering.

(c)           The relationship between the Seller and each Affiliate of the Seller, on the one hand, and each sole source supplier and other material supplier to the AutoTrace Offering, on the other hand, is good, and no event has occurred or condition or circumstance exists that would (or could

Portions of this Exhibit were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

reasonably be expected to) (with or without notice or lapse of time) result in the deteriorating of such relationship or such supplier ceasing to do business with respect to the AutoTrace Offering.

2.5          Title to Transferred Assets.  Except as set forth on Part 2.5 of the Disclosure Schedule, the Seller (or the Affiliate of the Seller identified in Part 2.5 of the Disclosure Schedule) owns, and has good and valid title to, all of the Transferred Inventory and Transferred Equipment, free and clear of any Encumbrances.

2.6          Intellectual Property.

(a)           Part 2.6(a) of the Disclosure Schedule accurately identifies and describes:

(i)            in Part 2.6(a)(i) of the Disclosure Schedule: (A) each item of Registered IP in which the Seller or any Affiliate of the Seller has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise); (B) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; and (C) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest;

(ii)           in Part 2.6(a)(ii) of the Disclosure Schedule: (A) all Intellectual Property Rights or Intellectual Property licensed to the Seller or any Affiliate of the Seller relating to the AutoTrace Offering (other than any non-customized software that: (1) is so licensed solely in executable or object code form pursuant to a nonexclusive, internal use software license; (2) is not incorporated into, or used directly in the development, manufacturing, distribution, installation or support of, any of the AutoTrace Offerings; and (3) is generally available on standard terms, for the same scope of use in which the Seller (or its applicable Affiliate) utilizes such software); (B) the corresponding Contract or Contracts pursuant to which such Intellectual Property Rights or Intellectual Property is licensed to the Seller or any Affiliate of the Seller; and (C) whether the license or licenses so granted to the Seller or any Affiliate of the Seller are exclusive or nonexclusive; and

(iii)         in Part 2.6(a)(iii) of the Disclosure Schedule: (A) each Contract pursuant to which any Person has been granted any exclusive license under, or otherwise has received or acquired any exclusive right (whether or not currently exercisable) or interest in, any Transferred IP or any other Seller IP; and (B) each other Contract pursuant to which any Person has been granted any other license under, or otherwise has received or acquired any other right (whether or not currently exercisable) or interest in, any Transferred IP or any other Seller IP.

(b)           [Intentionally left blank]

(c)           The Seller (or the Affiliate of the Seller identified in Part 2.6(c) of the Disclosure Schedule) exclusively owns all right, title and interest to and in the Seller IP (other than Intellectual Property Rights or Intellectual Property licensed to the Seller or a Affiliate of the Seller, as identified in Part 2.6(a)(ii) of the Disclosure Schedule) free and clear of any Encumbrances (other than licenses

Portions of this Exhibit were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

granted pursuant to the Contracts listed in Part 2.6(a)(iii) of the Disclosure Schedule).  Without limiting the generality of the foregoing:

(i)            all documents and instruments necessary to perfect the rights of the Seller or any Affiliate of the Seller in the Seller IP have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Body;

(ii)           each Person who is or was an employee or independent contractor of the Seller or any Affiliate of the Seller and who is or was involved in the creation or development of any Seller IP has signed a valid and enforceable agreement containing an irrevocable assignment of Intellectual Property Rights to the Seller or the applicable Affiliate of the Seller and confidentiality provisions protecting the Seller IP;

(iii)         no Seller Employee has any claim, right (whether or not currently exercisable) or interest to or in any Seller IP;

(iv)          no funding, facilities or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, any Seller IP;

(v)            to the Knowledge of Seller, no employee or independent contractor of the Seller or any Affiliate of the Seller (or any of their predecessors) is: (A) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for Seller or its applicable Subsidiary; or (B) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality as a result of his or her employment, duties, or activities with or for Seller or its applicable Subsidiary (or any of their predecessors);

(vi)          the Seller and each Affiliate of the Seller has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in their proprietary information held by the Seller or any Affiliate of the Seller, or purported to be held by the Seller or any Affiliate of the Seller, as a trade secret relating to the AutoTrace Offering; and

(vii)         neither the Seller nor any Affiliate of the Seller is now or has ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate the Seller to grant or offer to any other Person any license or right to any Seller IP.

(d)           All Seller IP is valid, subsisting and enforceable.  Without limiting the generality of the foregoing:

(i)            No trademark or trade name relating to the AutoTrace Offering owned, used, or applied for by the Seller (or any Affiliate of the Seller) conflicts or interferes with any trademark or trade name owned, used or applied for by any other Person, and no event or circumstance has occurred or exists that has resulted in, or could reasonably be expected to result in, the abandonment of any trademark (whether registered or unregistered) relating to the AutoTrace Offering owned, used or applied for by the Seller (or any Affiliate of the Seller); and

Portions of this Exhibit were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(ii)           each item of Seller IP that is Registered IP is and at all times has been in compliance with all Legal Requirements, and all filings, payments and other actions required to be made or taken to maintain such item of Seller IP in full force and effect have been made by the applicable deadline.

(e)           The Transferred IP constitutes all of the Intellectual Property Rights necessary:  (i) to develop, manufacture, market, distribute, sell, support and use the AutoTrace Offerings; and (ii) to enable the Purchaser to manufacture, market and sell the AutoTrace Offering in the manner in which Seller has manufactured, marketed and sold the AutoTrace Offering prior to the date of this Agreement.

(f)            Neither the execution, delivery or performance of any of the Transactional Agreements nor the consummation of any of the Transactions will, with or without notice or the lapse of time, result in or give any other Person the right or option to cause or declare: (i) a loss of, or Encumbrance on, any Seller IP; (ii) a breach of any Contract listed or required to be listed in Part 2.6(a)(ii) of the Disclosure Schedule; (iii) the release, disclosure or delivery of any Seller IP by or to any escrow agent or other Person; or (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Seller IP.

(g)           To the Knowledge of the Seller, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Seller IP. Part 2.6(g) of the Disclosure Schedule accurately identifies (and the Seller has provided to the Purchaser a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to the Seller or any Affiliate of the Seller or any Representative of the Seller or any Affiliate of the Seller regarding any actual, alleged or suspected infringement or misappropriation of any Seller IP and provides a brief description of the current status of the matter referred to in such letter, communication or correspondence.

(h)           None of the Seller IP infringes or conflicts with, nor has any Seller IP ever infringed or conflicted with any Intellectual Property Right of any other Person. Without limiting the generality of the foregoing:

(i)            no AutoTrace Offering has ever infringed, misappropriated or otherwise violated any patents, patent applications or Intellectual Property Right of any other Person;

(ii)           no infringement, misappropriation or similar claim or Proceeding relating to the AutoTrace Offering is pending or has been threatened against the Seller or any Affiliate of the Seller or against any other Person who may be entitled to be indemnified, defended, held harmless or reimbursed by the Seller or any Affiliate of the Seller with respect to such claim or Proceeding;

(iii)         neither the Seller nor any Affiliate of the Seller has ever received any notice or other communication relating to any actual, alleged or suspected infringement, misappropriation or violation of any patents, patent applications or Intellectual Property Right of another Person that relates to the AutoTrace Offering; and

Portions of this Exhibit were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(iv)          no claim or Proceeding involving any patents, patent applications or Intellectual Property or Intellectual Property Right licensed to the Seller or any Affiliate of the Seller relating to the AutoTrace Offering is pending or, to the Knowledge of the Seller, has been threatened, except for any such claim or Proceeding that, if adversely determined, would not adversely affect: (A) the use or exploitation of such Intellectual Property or Intellectual Property Right by the Seller, any Affiliate of the Seller or the Purchaser; or (B) the manufacturing, distribution or sale of any AutoTrace Offering by the Seller, any Affiliate of the Seller or the Purchaser.

(i)            The source code provided to Purchaser pursuant to Section 1.1(d) is adequately documented so that a programmer ordinarily skilled in the art can compile it into the object code versions required for any AutoTrace Offering.

2.7          Contracts.

(a)           Part 2.7(a) of the Disclosure Schedule identifies each Seller Contract relating to the AutoTrace Offering or the Transferred Assets (i) with any distributor who has rights to purchase or otherwise distribute any AutoTrace Offering; (ii) with any supplier of components used for the manufacture of the AutoTrace Offering, (iii) creating any partnership, joint venture or similar Contract with respect to the AutoTrace Offering; and (iv) which involves the acquisition, transfer, use, development, sharing or license of any Intellectual Property or Intellectual Property Right.  The Seller has delivered to the Purchaser accurate and complete copies of all Seller Contracts that constitute Transferred Assets and all other Contracts identified in Part 2.7(a) of the Disclosure Schedule. Neither the Seller nor any Affiliate of the Seller has any obligation or Liability with respect to any Seller Contract that constitutes a Transferred Asset  except as specifically set forth in such Seller Contract.

(b)           With respect to each of the Seller Contracts related to the AutoTrace Offering: (i) neither the Seller nor any Affiliate of the Seller has (and, to the Knowledge of the Seller, no other Person has) violated or breached, or declared or committed any material default under, any such Contract; (ii) no event has occurred, and no circumstance or condition exists, that might (with or without notice or lapse of time) result in a material violation, breach or default by the Seller or any Affiliate of the Seller (or, to the Knowledge of the Seller, by any other Person) of or under any of the provisions of any such Contract;  (iii) neither the Seller nor any Affiliate of the Seller has received any notice or other communication regarding any actual or alleged violation or breach of, or default under, any such Contract; and (iv) neither the Seller nor any Affiliate of the Seller has waived any right under any such Contract.

(c)           No Person is renegotiating, or has the right to renegotiate, any amount paid or payable to the Seller or any Affiliate of the Seller under any Seller Contract related to the AutoTrace Offering or any other term or provision of any such Seller Contract.

(d)           All services performed by the Seller or any Affiliate of the Seller, and all parts and other products sold or otherwise made available by the Seller or any Affiliate of the Seller, in each case in connection with the AutoTrace Offering, have been performed, sold and made available in material compliance with all warranties and other applicable requirements of all Contracts relating to such services, parts or products.  There are no pending or, to the Knowledge of the Seller, threatened claims

Portions of this Exhibit were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

against the Seller or any Affiliate of the Seller relating to the performance by the Seller or any Affiliate of the Seller of any services or the sale of any part or other product, and, to the Knowledge of the Seller, there is no basis for any such claim.

(e)           The Seller does not have any Knowledge of any basis upon which any party to any Seller Contract related to the AutoTrace Offering may object to: (i) the assignment to the Purchaser of any right under such Seller Contract; or (ii) the delegation to or performance by the Purchaser of any obligation under such Seller Contract.

2.8          Compliance with Legal Requirements.  Except as set forth in Part 2.8 of the Disclosure Schedule, as related to the AutoTrace Offering: (a) the Seller and each Affiliate of the Seller is in material compliance with each Legal Requirement that is applicable to it or to the conduct of its business or the ownership or use of any of its assets; (b) the Seller and each Affiliate of the Seller has at all times been in material compliance with each Legal Requirement that is or was applicable to it or to the conduct of its business or the ownership or use of any of its assets; (c) no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) constitute or result in a violation by the Seller or any Affiliate of the Seller of, or a failure on the part of the Seller or any Affiliate of the Seller to comply with, any Legal Requirement; and (d) neither the Seller nor any Affiliate of the Seller has received, at any time, any notice or other communication from any Governmental Body or any other Person regarding any actual or alleged violation of, or failure to comply with, any Legal Requirement. Without limiting the generality of the foregoing, each of the services performed by the Seller or any Affiliate of the Seller in connection with the AutoTrace Offering: (i) complies (and at all times complied) in all material respects with all applicable Legal Requirements relating to product safety and other applicable Legal Requirements; and (ii) has been certified by any appropriate Governmental Bodies.

2.9          Governmental Authorizations.  Part 2.9 of the Disclosure Schedule identifies, as related to the AutoTrace Offering: (a) each Governmental Authorization that is held by the Seller or any Affiliate of the Seller that is material to the manufacture, marketing or sale of the AutoTrace Offering; and (b) each other Governmental Authorization that, to the Knowledge of the Seller, is held by any employee of the Seller or any Affiliate of the Seller and relates to or is useful in connection with the AutoTrace Offering.  The Seller has delivered to the Purchaser accurate and complete copies of all of the Governmental Authorizations identified in Part 2.9 of the Disclosure Schedule, including all renewals thereof and all amendments thereto.  Each Governmental Authorization identified or required to be identified in Part 2.9 of the Disclosure Schedule is valid and in full force and effect.

2.10        Proceedings; Orders.  There is no pending Proceeding against or involving the Seller or any Affiliate of the Seller, and, to the Knowledge of the Seller, no Person has threatened to commence any Proceeding against or involving the Seller or any Affiliate of the Seller: (a) that involves the AutoTrace Offering or that otherwise relates to or might affect the AutoTrace Offering or any of the Transferred Assets; or (b) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions. There is no Order relating to the AutoTrace Offering, or to which any of the Transferred Assets is subject.  To the Knowledge of the Seller, there is no proposed Order that, if issued or otherwise put into effect: (i) may have an adverse effect on the ability of Seller to manufacture, market or sell the AutoTrace Offering or on the ability of the Seller or any Affiliate of the Seller to comply with or perform any covenant or obligation under any of the Transactional

Portions of this Exhibit were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Agreements; or (ii) may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

2.11        Employee and Labor Matters.

(a)           To the Knowledge of the Seller no AutoTrace Employee intends to terminate his employment prior to January 31, 2009.

(b)           There has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting any of the AutoTrace Employees, and no Person has threatened to commence any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute on or before January 31, 2009.

2.12        Tax Matters.  All of the Tax Returns required to be filed by the Seller or any Affiliate of the Seller prior to the date hereof that relate in whole or in part to the AutoTrace Offering or the Transferred Assets have been filed and all such Tax Returns are true, complete and correct.  All Taxes required to be paid by the Seller or a Affiliate of the Seller prior to the date hereof that relate in whole or in part to the AutoTrace Offering or the Transferred Assets have been paid in full.  No statute of limitations has been extended or waived by any Tax authority with respect to any Taxes or Tax Returns referred to in the two preceding sentences.  There are no outstanding Tax liens that have been filed by any Tax authority against any of the Transferred Assets and no claims are being asserted with respect to any Taxes related to any of the Transferred Assets, and to the Knowledge of the Seller, there is no basis for any such claims.  There is no dispute or claim concerning any liability for Taxes of the Seller or any Affiliate of the Seller relating to the AutoTrace Offering or the Transferred Assets, and to the Knowledge of the Seller, there is no basis for any such claim.

2.13        Authority; Binding Nature of Agreements.  The Seller and each of its Affiliates has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under each of the Transactional Agreements to which it is or may become a party; and the execution, delivery and performance by the Seller and each of its Affiliates of the Transactional Agreements to which it is or may become a party have been duly authorized by all necessary action on the part of the Seller (or such Subsidiary) and its board of directors.  Neither the Seller nor any Affiliate of the Seller is required to obtain the approval of its stockholders in connection with the execution, delivery and performance of any of the Transactional Agreements.  This Agreement constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to:  (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) general principles of equity.  Upon the execution by the Seller or any Affiliate of the Seller of each other Transactional Agreement to which the Seller or any Affiliate of the Seller is a party, such Transactional Agreement will constitute the legal, valid and binding obligation of the Seller or such Subsidiary, as the case may be, and will be enforceable against the Seller or such Subsidiary, as the case may be, in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) general principles of equity.

2.14        Non-Contravention; Consents.  Neither the execution and delivery by the Seller or any Affiliate of the Seller of any of the Transactional Agreements, nor the consummation or performance by

Portions of this Exhibit were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

the Seller or any Affiliate of the Seller of any of the Transactions, will (with or without notice or lapse of time):

(a)           contravene, conflict with or result in a violation of: (i) any of the provisions of the certificate of incorporation, bylaws or similar documents of the Seller or any Affiliate of the Seller; or (ii) any resolution adopted by the stockholders, board of directors or any committee of the board of directors of the Seller or any Affiliate of the Seller;

(b)           contravene, conflict with or result in a violation of any Legal Requirement or any Order to which the Seller or any Affiliate of the Seller, or any of the Transferred Assets, is subject;

(c)           result in the imposition or creation of any Encumbrance upon or with respect to any Transferred Asset; or

(d)           contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Contract to which the Seller or any Affiliate of the Seller is a party or by which the Seller or any Affiliate of the Seller, or any of the Transferred Assets, are bound.

Except as set forth in Part 2.14 of the Disclosure Schedule, neither the Seller nor any Affiliate of the Seller is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery by the Seller or any Affiliate of the Seller of any of the Transactional Agreements or the consummation or performance by the Seller or any Affiliate of the Seller of any of the Transactions.

2.15        Sufficiency of Transferred Assets.  Except as set forth in Part 2.15 of the Disclosure Schedule, the Transferred Assets will collectively constitute, as of the Closing Date, all of the properties, rights, interests and other tangible and intangible assets necessary to enable the Purchaser to manufacture, market, sell and service (including for warranty purposes) the AutoTrace Offering in the manner in which the AutoTrace Offering has been manufactured, marketed, sold and serviced by Seller prior to the date of this Agreement.

2.16        Full Disclosure.  Neither this Agreement nor the Disclosure Schedule contains or will contain any untrue statement of fact; and neither this Agreement nor the Disclosure Schedule omits or will omit to state any fact necessary to make any of the representations, warranties or other statements or information contained therein not misleading.  All of the information set forth in the Disclosure Schedule is accurate and complete in all material respects.

2.17        Supply Chain. Other than the 8749 microprocessor, Seller has not made any last time buys on any parts in its supply chain related to or used by the Seller in the manufacture of the AutoTrace Product. To the Knowledge of the Seller, there are no obsolescence issues related to the supply chain that would affect Purchaser’s ability to purchase parts for the next nine months necessary for Purchaser to manufacture the AutoTrace Product.

Portions of this Exhibit were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

3.                                      REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.

The Purchaser represents and warrants, to and for the benefit of the Seller, as follows:

3.1          Due Organization.  The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

3.2          Authority.  The Purchaser has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under each Transactional Agreement to which it is or may become a party, and the execution and delivery by the Purchaser of each Transactional Agreement to which the Purchaser is or may become a party have been duly authorized by all necessary action on the part of the Purchaser.

3.3          Binding Nature of Agreements.  This Agreement constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to:  (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) general principles of equity. Upon the execution by the Purchaser of each other Transactional Agreement to which the Purchaser is a party, such Transactional Agreement will constitute the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to:  (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) general principles of equity.

3.4          Non-Contravention; Consents.  Neither the execution and delivery by the Purchaser of any of the Transactional Agreements, nor the consummation or performance by the Purchaser of any of the Transactions, will (with or without notice or lapse of time):

(a)           contravene, conflict with or result in a violation of:  (i) any of the provisions of the certificate of incorporation or bylaws of the Purchaser; or (ii) any resolution adopted by the stockholders, board of directors or any committee of the board of directors of the Purchaser;

(b)           contravene, conflict with or result in a violation of any Legal Requirement or any Order to which the Purchaser is subject; or

(c)           contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Contract to which the Purchaser is a party or by which the Purchaser is bound.

The Purchaser is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery by the Purchaser of any of the Transactional Agreements or the consummation or performance by the Purchaser of any of the Transactions.

3.5          Financing.  The Purchaser has, and will have as of the Closing, sufficient funds available to consummate the transactions contemplated by, and perform its obligations under, the Transactional Documents.

Portions of this Exhibit were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

4.                                      CONDITIONS PRECEDENT TO THE PURCHASER’S OBLIGATION TO CLOSE.

The Purchaser’s obligation to purchase the Transferred Assets and to take the other actions required to be taken by the Purchaser at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Purchaser, in whole or in part, in writing):

4.1          Consents.  All Consents: (a) required to be obtained from any Governmental Body in connection with the Transactions; or (b) identified in Schedule 4.1, shall have been obtained and shall be in full force and effect.  Any waiting period under any applicable antitrust law or regulation or other Legal Requirement shall have expired or been terminated.

4.2          Documents.  The Purchaser shall have received the following documents, each of which shall be in full force and effect:

(a)           a Transition Services Agreement, in substantially the form of Exhibit C (the “Transition Services Agreement”), duly executed by the parties thereto (other than the Purchaser);

(b)           such bills of sale, endorsements, assignments, business transfer agreements and other documents as the Purchaser may in good faith determine to be necessary or appropriate to assign, convey, transfer and deliver to the Purchaser or an Affiliate of the Purchaser good and valid title to the Transferred Assets free and clear of any Encumbrances;

(c)           such other documents as the Purchaser may request in good faith for the purpose of evidencing the satisfaction of any condition set forth in this Section 4 or otherwise facilitating the consummation or performance of any of the Transactions, and

(d)           the Seller Contracts on Schedule 1.1(e) shall be have been assigned or consent to such assignment shall have been provided to Purchaser.

(e)           the Seller shall have provided Purchaser with access to the documents on Schedule 4.2.

4.3          Termination of Contracts.  The Seller shall have provided the Purchaser with evidence satisfactory to the Purchaser as to the termination, with respect to the AutoTrace Offering, of the Contracts identified on Schedule 4.3.

5.                                      CONDITIONS PRECEDENT  TO THE SELLER’S OBLIGATION TO CLOSE.

The Seller’s obligation to sell the Transferred Assets and to take the other actions required to be taken by the Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

Portions of this Exhibit were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

5.1          Consents.  All Consents: (a) required to be obtained from any Governmental Body in connection with the Transactions; or (b) identified in Schedule 4.1, shall have been obtained and shall be in full force and effect.  Any waiting period under any applicable antitrust law or regulation or other Legal Requirement shall have expired or been terminated.

5.2          Documents.  The Seller shall have received the following documents, each of which shall be in full force and effect:

(a)           the Transition Services Agreement, in substantially the form of Exhibit C duly executed by the parties thereto (other than the Seller);

(b)           such bills of sale, endorsements, assignments, business transfer agreements and other documents as the Purchaser may in good faith determine to be necessary or appropriate to assign, convey, transfer and deliver to the Purchaser or an Affiliate of the Purchaser good and valid title to the Transferred Assets free and clear of any Encumbrances; and

(c)           such other documents as the Seller may request in good faith for the purpose of evidencing the satisfaction of any condition set forth in this Section 5 or otherwise facilitating the consummation or performance of any of the Transactions.

6.                                      INDEMNIFICATION, ETC.

6.1          Survival of Representations.

(a)           Subject to Section 6.1(c), the representations and warranties of each party to this Agreement shall survive the Closing and the sale of the Transferred Assets to the Purchaser.

(b)           The representations, warranties, covenants and obligations of the Seller, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or any knowledge of, any of the Indemnitees or any of their Representatives.

(c)           Subject to Section 6.1(d), the representations and warranties set forth in Section 2 and 3 shall expire on the first anniversary of the Closing Date; provided, however, that if a Claim Notice (as defined below) relating to any representation or warranty set forth in Section 2 is given to the Seller on or prior to the first anniversary of the Closing Date, then, notwithstanding anything to the contrary contained in this Section 6.1(c), such representation or warranty shall not so expire, but rather shall remain in full force and effect until such time as each and every claim (including any indemnification claim asserted by any Indemnitee under Section 6.2) that is based upon, or that relates to, any breach or alleged breach of such representation or warranty has been fully and finally resolved.  The representations and warranties set forth in Section 3 shall expire on the one year anniversary of the Closing Date.

(d)           The limitations set forth in Section 6.1(c) shall not apply in the case of intentional misrepresentation or fraud.

Portions of this Exhibit were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(e)           For purposes of this Agreement, a “Claim Notice” relating to a particular representation or warranty shall be deemed to have been given if any Indemnitee, acting in good faith, delivers to the Seller a written notice stating that such Indemnitee believes that there is or has been a possible breach of such representation or warranty and containing: (i) a brief description of the circumstances supporting such Indemnitee’s belief that there is or has been such a possible breach; and (ii) a non-binding, preliminary estimate of the aggregate dollar amount of the actual and potential Damages that have arisen and may arise as a result of such possible breach.

6.2          Indemnification by the Seller.

(a)           The Seller shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages that are suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject at any time (regardless of whether or not such Damages relate to any third-party claim) and that arise from or as a result of, or are connected with:

(i)            any inaccuracy in or breach of any of the representations or warranties made by the Seller in this Agreement as if such representation and warranty was made as of the Closing Date;

(ii)           any breach of any covenant or obligation of the Seller contained in this Agreement;

(iii)         any Liability of the Seller or any Subsidiary of Seller (and any Claim against any Indemnitee relating to any such Liability or otherwise relating to any circumstance, condition or event that existed or occurred prior to the Closing with respect to the AutoTrace Offering), other than the Assumed Liabilities;

(iv)          without limiting the generality of Section 6.2(a)(iii), any failure to comply with any Legal Requirements relating to notification to or consultation with any AutoTrace Employees in connection with the Transactions and any Liability with respect to the termination of employment of any of the AutoTrace Employees;

(v)            any Liability to which the Purchaser or any of the other Indemnitees may become subject and that arises from or relates to any failure to comply with any bulk transfer law or similar Legal Requirement in connection with any of the Transactions;

(vi)          any Proceeding relating to any breach, alleged breach, Liability or matter of the type referred to in clause “(i),” “(ii),” “(iii),” “(iv),”or “(v),” above (including any Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 6).

(b)           Subject to Section 6.2(d), the Seller shall not be required to make any indemnification payment pursuant to Section 6.2(a)(i) for any breach of the representations and warranties made by it in this Agreement until such time as the total amount of all Damages (including the Damages

Portions of this Exhibit were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

arising from such breach and all other Damages arising from any other breaches of any representations or warranties) that have been suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, exceeds $[***].  If the total amount of such Damages exceeds $[***], the Indemnitees shall be entitled to be indemnified against and compensated and reimbursed for the entire amount of such Damages, and not merely the portion of such Damages exceeding $[***].

(c)           Subject to Section 6.2(d), the Seller’s indemnification obligations pursuant to Section 6.2(a)(i) for any breach of the representations and warranties made by Seller in this Agreement to make indemnification payments to the Purchaser shall not exceed an amount equal to $[***] (the “Seller’s Indemnification Cap”).  The Seller’s Indemnification Cap limitation shall not apply to any Damages relating to a misrepresentation or breach of any of the representations and warranties contained in Sections 2.5, 2.12 and 2.13.

(d)           The limitation on the obligations of the Seller that is set forth in Sections 6.2(b) and 6.2(c) shall not apply in the case of intentional misrepresentation or fraud.  For the avoidance of doubt and without expanding the limitations contained in Section 6.2(b), it is hereby clarified that the limitations that are set forth in Sections 6.2(b) and 6.2(c) shall not apply in the case of: (i) breaches of covenants or obligations; (ii) any matter referred to in Section 6.2(a)(iii), 6.2(a)(iv), or 6.2(a)(v); or (iii) any Proceeding of the type referred to in Section 6.2(a)(vi) (to the extent that such Legal Proceeding relates to any of the matters referred to in clauses “(i)” or “(ii)” of this sentence).

6.3          Defense of Third Party Claims.  In the event of the assertion or commencement by any Person of any Proceeding (whether against the Purchaser or against any other Person) with respect to which any Indemnitee may be entitled to indemnification, compensation or reimbursement pursuant to this Section 6, the Purchaser shall have the right, at its election, to proceed with the defense (including settlement or compromise) of such Proceeding on its own; provided, however, that if the Purchaser settles or compromises any such Proceeding without the consent of the Seller, such settlement or compromise shall not be conclusive evidence of the amount of Damages incurred by the Indemnitee in connection with such Proceeding (it being understood that if the Purchaser requests that the Seller’s consent to a settlement or compromise, the Seller shall act reasonably in determining whether to provide such consent). The Purchaser shall give the Seller prompt notice after it becomes aware of the commencement of any such Proceeding against the Purchaser; provided, however, any failure on the part of the Purchaser to so notify the Seller shall not limit any of the obligations of the Seller, or any of the rights of any Indemnitee, under this Section 6 (except to the extent such failure materially prejudices the defense of such Proceeding).  If the Purchaser does not elect to proceed with the defense of any such Proceeding, the Seller may proceed with the defense of such Proceeding with counsel reasonably satisfactory to the Purchaser; provided, however, that the Seller may not settle or compromise any such Proceeding in any manner that has an ongoing impact on the AutoTrace Offering without the prior written consent of the Purchaser (which consent may not be unreasonably withheld).

7.                                      EMPLOYEE MATTERS.

7.1          Responsibility for Employment Liabilities and Claims.  The Seller (or the applicable Affiliate of the Seller) shall be fully responsible for any and all Liabilities and Claims arising out of or

Portions of this Exhibit were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

relating to: (a) the employment or termination of employment by the Seller, any Affiliate of the Seller or any ERISA Affiliate of any Seller Employee, and (b) each plan, program, policy, practice or Contract, providing for employment, compensation, deferred compensation, retirement benefits, severance, relocation, repatriation, expatriation, termination pay, performance awards, equity or equity-related awards (whether payable in stock, cash or other property), fringe benefits or other benefits, including each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) which is or has been maintained, contributed to, or required to be contributed to by the Seller or any affiliate within the meaning of Section 414(b), (c), (m), or (o) of the Code and the regulations thereunder (“ERISA Affiliate”) for the benefit of any current or former AutoTrace Employees (the Liabilities referred to in clauses “(a)” and “(b)” of this sentence being referred to collectively as the “Retained Employment Liabilities”).  Retained Employment Liabilities also shall include any Liabilities and Claims relating to change in control agreements, accrued bonuses, stock options and other equity-based awards (whether payable in stock, cash or other property), sale bonuses and other retention arrangements established by the Seller, any Affiliate of the Seller or any ERISA Affiliate regardless of whether such Liabilities and Claims arise before, on or after the Closing Date.

7.2          WARN Act Compliance.  The Seller shall retain full responsibility for compliance with those provisions of the Worker’s Adjustment and Retraining Notification Act of 1988, as amended (“WARN Act”) that are binding upon the Seller.

8.                                      MISCELLANEOUS PROVISIONS.

8.1          Further Actions.

(a)           From and after the Closing Date, the Seller shall cooperate (and shall cause its Affiliates to cooperate) with the Purchaser and the Purchaser’s Representatives, and shall cause to be executed and delivered such documents and cause such other actions to be taken as the Purchaser may reasonably request, for the purpose of evidencing the Transactions and putting the Purchaser in possession and control of all of the Transferred Assets. To the extent that the parties hereto have been unable to obtain any Consent that the Purchaser reasonably deems necessary to be obtained for the transfer to the Purchaser of any of the Transferred Assets by the Closing Date, the Seller shall use its reasonable efforts to obtain such Consent as promptly as practicable thereafter. Until such Consent is obtained, the Seller shall cooperate (and shall cause its Affiliates to cooperate), and shall use its reasonable efforts to cause its (and its Affiliates’) Representatives to cooperate, with the Purchaser in any lawful arrangement designed to provide the Purchaser with the benefits of such Transferred Assets at no cost to the Purchaser in excess of the cost the Purchaser would have incurred (without modification to the terms of the Contract) if the Consent had been obtained.

(b)           After the Closing, if the Seller or any Affiliate of the Seller receives any payment, refund or other amount that is a Transferred Asset or is otherwise properly due and owing to the Purchaser, the Seller shall promptly remit or shall cause to be remitted, such amount to the Purchaser.

(c)           The Seller hereby irrevocably nominates, constitutes and appoints the Purchaser as the true and lawful attorney-in-fact of the Seller (with full power of substitution) effective as of the Closing Date, and hereby authorizes the Purchaser, in the name of and on behalf of the Seller, to execute,

Portions of this Exhibit were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

deliver, acknowledge, certify, file and record any document, to institute and prosecute any Proceeding and to take any other action (on or at any time after the Closing Date) that the Purchaser may deem appropriate for the purpose of: (i) collecting, asserting, enforcing or perfecting any claim, right or interest of any kind that is included in or relates to any of the Transferred Assets; (ii) defending or compromising any claim or Proceeding relating to any of the Transferred Assets; or (iii) otherwise carrying out or facilitating any of the Transactions.  The power of attorney referred to in the preceding sentence is and shall be coupled with an interest and shall be irrevocable, and shall survive the dissolution or insolvency of the Seller.

8.2          Continuing Access to Information.  After the Closing Date, the Purchaser shall give the Seller and its Representatives reasonable access during normal business hours to (and shall allow the Seller and its Representatives to make copies of) any accounting books and records and other financial data acquired by the Purchaser hereunder as may be necessary for: (a) preparation of tax returns and financial statements which are the responsibility of the Seller; (b) management and handling of any tax audits and tax disputes; and (c) complying with any audit request, subpoena or other investigative demand by any Governmental Body or for any civil litigation, or for any other reasonable purpose.  After the Closing Date, the Seller shall give (and shall cause its Affiliates to give) the Purchaser and its Representatives reasonable access during normal business hours to (and shall allow the Purchaser and its Representatives to make copies of) any books and records relating to the Transferred Assets.  Following the Closing, the Seller shall make its Representatives (and the Representatives of its Affiliates) available to the Purchaser at reasonable times to answer questions related to the Transferred Assets and the AutoTrace Offering.

8.3          Publicity.  The Seller shall ensure that, on and at all times after the date of this Agreement: (a) no press release or other publicity concerning any of the Transactions is issued or otherwise disseminated (and no other disclosure regarding any of the Transactions is made to any supplier, customer, employee or other Person) by or on behalf of the Seller or any Affiliate of the Seller without the Purchaser’s prior written consent, which shall not be unreasonably withheld or delayed; provided, however, that (i) Purchaser acknowledges that Seller may disclose the existence and terms of this Agreement, and file a copy of this Agreement with the Securities and Exchange Commission, in order for Seller to comply with applicable securities law disclosure requirements; and (ii) neither the Seller nor any Affiliate of the Seller shall be required to obtain the consent of the Purchaser with respect to any disclosure relating to the Transactions if (and only to the extent that) such disclosure is not more expansive than or inconsistent with prior public disclosures made by the Seller or any Affiliate of the Seller in accordance with this Section 8.3 or made by the Purchaser; and (b) the Seller (and each of its Affiliates) keeps strictly confidential, and the Seller (and each of its Affiliates) does not use or disclose to any other Person, any non-public document or other information that relates to the AutoTrace Offering.

8.4          Noncompetition.

(a)           During the two-year period commencing on the Closing Date, the Seller shall not (and the Seller shall use all commercially reasonable efforts to ensure that its Affiliates do not): (a) directly or indirectly, personally or through others, interfere or attempt to interfere with the relationship of the Purchaser or any Subsidiary or other Affiliate of the Purchaser with any Person that is (or that is expected to become) a customer of the AutoTrace Offering on or prior to the Closing Date; (b) engage

Portions of this Exhibit were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

directly or indirectly in Competition anywhere in the world; or (c) directly or indirectly be or become an officer, director, stockholder, owner, co-owner, Affiliate, partner, promoter, employee, agent, representative, designer, consultant, advisor, manager, licensor, sublicensor, licensee or sublicensee of, for or to, or otherwise be or become associated with, any Person that engages directly or indirectly in Competition anywhere in the world, provided, however, that the Seller and its Affiliates may, without violating this Section 8.4, own, as a passive investment, shares of capital stock of a publicly-held corporation that engages in Competition if: (i) such shares are actively traded on an established national securities market in the United States; (ii) the number of shares of such corporation’s capital stock that are owned beneficially (directly or indirectly) by the Seller and the number of shares of such corporation’s capital stock that are owned beneficially (directly or indirectly) by the Seller’s Affiliates collectively represent less than one percent of the total number of shares of such corporation’s capital stock outstanding; and (iii) neither the Seller nor any Affiliate of the Seller is otherwise associated directly or indirectly with such corporation or with any Affiliate of such corporation.

(b)           For purposes of this Section 8.4: a Person shall be deemed to be engaged in “Competition” if such Person or any of such Person’s Affiliates is engaged directly or indirectly in: (A) providing, performing, offering, designing, developing, manufacturing, assembling, promoting, selling, supplying, distributing, reselling, installing, supporting, leasing or subleasing any AutoTrace Offering; or (B) any other business or activity that competes in any respect (other than an immaterial respect) with any aspect of the AutoTrace Offering.  Notwithstanding anything in this Section 8.4 to the contrary, activities in accordance with the terms of the Transition Services Agreement shall not be deemed to be Competition or to otherwise violate the terms of this Section 8.4.

8.5          Fees and Expenses.

(a)           The Seller shall bear and pay all fees, costs and expenses that have been incurred or that are in the future incurred by, on behalf of or for the benefit of, the Seller or any Affiliate of the Seller in connection with: (i) the negotiation, preparation and review of any term sheet or similar document relating to any of the Transactions; (ii) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule), the other Transactional Agreements and all bills of sale, assignments, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the Transactions; (iii) the preparation and submission of any filing or notice required to be made or given in connection with any of the Transactions, and the obtaining of any Consent required to be obtained in connection with any of the Transactions; and (iv) the consummation and performance of the Transactions.

(b)           Subject to the provisions of Section 6 (including the indemnification and other obligations of the Seller thereunder), the Purchaser shall bear and pay all fees, costs and expenses that have been incurred or that are in the future incurred by, or on behalf or for the benefit of, the Purchaser in connection with: (i) the negotiation, preparation and review of any term sheet or similar document relating to any of the Transactions; (ii) the negotiation, preparation and review of this Agreement, the other Transactional Agreements and all bills of sale, assignments, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the Transactions; and (iii) the consummation and performance of the Transactions.

Portions of this Exhibit were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

8.6          Notices.  Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (a) when delivered by hand; (b) the first business day after sent by registered mail, by overnight courier or by express delivery service; (c) if sent by facsimile transmission before 5:00 p.m. in California, when transmitted and receipt is confirmed; (d) if sent by facsimile transmission after 5:00 p.m. in California and receipt is confirmed, on the following business day, in any case to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to the Seller:

Caliper Life Sciences, Inc.

850 Marina Village Parkway

Alameda, CA 94501-1038

Attention: Stephen Creager

Facsimile: (510) 291-6136

if to the Purchaser:

Dionex Corporation

1228 Titan Way

Sunnyvale, CA 94085

Attention: Gina Christopher

Facsimile: (408) 481-4104

8.7          Headings.  The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

8.8          Counterparts and Exchanges by Electronic Transmission or Facsimile.  This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission or facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

8.9          Governing Law; Venue.

(a)           This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws).

(b)           Except as otherwise provided in this Agreement, or in Section 8.9(c), any Proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be

Portions of this Exhibit were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

brought or otherwise commenced in any state or federal court located in the County of Santa Clara, California.  Each party to this Agreement:

(i)            expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the County of Santa Clara, California (and each appellate court located in the State of California) in connection with any such Proceeding;

(ii)           agrees that each state and federal court located in the County of Santa Clara, California shall be deemed to be a convenient forum; and

(iii)         agrees not to assert (by way of motion, as a defense or otherwise), in any such Proceeding commenced in any state or federal court located in the County of Santa Clara, California, any claim that such party is not subject personally to the jurisdiction of such court, that such Proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

(c)           Notwithstanding anything to the contrary contained in this Agreement, any claim for indemnification, compensation or reimbursement pursuant to Section 6 and any claim for a monetary remedy (such as in the case of a claim based on fraud) relating to this Agreement or the Transactions after the Closing shall be brought and resolved exclusively in accordance with Schedule 6.10(c); provided, however, that nothing in this Section 8.9(c) shall prevent the Seller or the Purchaser from seeking preliminary injunctive relief from a court of competent jurisdiction.

(d)           Nothing in this Section 8.9 shall be deemed to limit or otherwise affect the right of any Indemnitee to commence any Proceeding against the Seller in any forum or jurisdiction.

8.10        Successors and Assigns; Parties in Interest.

(a)           This Agreement shall be binding upon:  the Seller and its successors and assigns (if any); and the Purchaser and its successors and assigns (if any).  This Agreement shall inure to the benefit of: the Seller; the Purchaser; the other Indemnitees; and the respective successors and assigns (if any) of the foregoing.

(b)           The Purchaser may freely assign any or all of its rights under Section 6, in whole or in part, to any Affiliate of the Purchaser without obtaining the consent or approval of the Seller. The Seller shall not be permitted to assign any of its rights or delegate any of its obligations under this Agreement without the Purchaser’s prior written consent.

(c)           Except for the provisions of Section 6 hereof, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties to this Agreement and their respective successors and assigns (if any). Without limiting the generality of the foregoing: (i) no employee of the Seller shall have any rights under this Agreement or under any of the other Transactional Agreements or otherwise; and (ii) no creditor of the Seller shall have any rights under this Agreement or any of the other Transactional Agreements.

Portions of this Exhibit were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

8.11        Remedies Cumulative; Specific Performance.  The rights and remedies of the parties hereto shall be cumulative (and not alternative). Each party agrees that: (a) in the event of any breach or threatened breach by the other party of any covenant, obligation or other provision set forth in this Agreement, such party shall be entitled (in addition to any other remedy that may be available to it) to:  (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach; and (b) no Person shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related Proceeding.

8.12        Waiver.  No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.  No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

8.13        Amendments.  This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the Purchaser and the Seller.

8.14        Severability.  In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

8.15        Entire Agreement.  The Transactional Agreements set forth the entire understanding of the parties relating to the subject matter thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter thereof.

8.16        Disclosure Schedule.  The Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained herein permitting such disclosure, and the information disclosed in any numbered or lettered part shall be deemed made in any of the other sections of Disclosure Schedule to which the relevance of such disclosure is reasonably apparent from the text of such disclosure.  Nothing contained in the Disclosure Schedule is intended to broaden the scope of any representation or warranty contained in this Agreement.

8.17        Construction.

(a)           For purposes of this Agreement, whenever the context requires:  the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and

Portions of this Exhibit were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b)           The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)           As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)           Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

Portions of this Exhibit were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

The parties to this Agreement have caused this Agreement to be executed and delivered as of the date first written above.

CALIPER LIFE SCIENCES, INC.,
a Delaware corporation

By:
Name:
Title:

DIONEX CORPORATION,
a Delaware corporation

By:
Name:
Title:

Portions of this Exhibit were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

CONFIDENTIAL TREATMENT REQUESTED

LIST OF EXHIBITS

Exhibit A	-	Certain Definitions

Exhibit B	-	Form of Transition Services Agreement

LIST OF SCHEDULES

Schedule 1.1(a)(1)	-	AutoTrace Products

Schedule 1.1(a)(2)	-	Transferred IP

Schedule 1.1(b)	-	Transferred Inventory

Schedule 1.1(c)	-	Transferred Equipment

Schedule 1.1(d)	-	ZyOS and EasyLab Software

Schedule 1.1(e)	-	Seller Contracts

Schedule 1.1A	-	Excluded Assets

Schedule 1.2(b)	-	Material and Information for Transferred Assets

Schedule 1.4(b)	-	Assumed Liabilities

Schedule 2.4(a)	-	Statement of Revenue and Costs

Schedule 2.4(b)	-	Top 25 Customer Revenues

Schedule 2.5	-	Encumbrances

Schedule 2.6(a)(i)	-	Registered IP

Schedule 2.6(a)(ii)	-	Intellectual Property Rights and Intellectual Property

Schedule 2.6(a)(iii)	-	Licenses

Schedule 2.6(c)	-	Seller IP

Schedule 2.6(g)	-	Infringement

Schedule 2.7(a)	-	Seller Contracts

Schedule 2.8	-	Compliance

Portions of this Exhibit were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

i

Schedule 2.9	-	Governmental Authorization

Schedule 2.14	-	Consents

Schedule 2.15	-	Sufficiency of Transferred Assets

Schedule 4.1	-	Consents

Schedule 4.2		Closing Diligence Items

Schedule 4.3	-	Contracts to be Terminated

Schedule 8.10(c)	-	Dispute Resolution Procedures

Portions of this Exhibit were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

Affiliate.  “Affiliate” shall mean, with respect to any Person, any other Person that as of the date of the Agreement or as of any subsequent date, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person.

Agreement.  “Agreement” shall mean the Asset Purchase Agreement to which this Exhibit A is attached (including the Disclosure Schedule), as it may be amended from time to time.

AutoTrace Employee.  “AutoTrace Employee” shall mean any employee of the Seller or any Affiliate of the Seller whom Seller has identified as exclusively performing services, or exclusively having responsibilities, with respect to the AutoTrace Product.

AutoTrace Offering.  “AutoTrace Offering” shall mean each service or product developed, marketed, sold, offered or supported by or on behalf of the Seller or any Affiliate of the Seller relating to the AutoTrace Product at any time and any service or product relating to the AutoTrace Product currently under development by the Seller or any Affiliate of the Seller.

AutoTrace Product.  “AutoTrace Product” shall mean Seller’s instrument for water sample clean-up by solid phase extraction prior to the analysis of such sample for contaminants, which presently sells under the trademark “AutoTrace,” as further described on Schedule 1.1(a)(1).

Claim.  “Claim” shall mean and include all past, present and future disputes, claims, controversies, demands, rights, obligations, liabilities, actions and causes of action of every kind and nature, including:  (a) any unknown, unsuspected or undisclosed claim; and (b) any claim, right or cause of action based upon any breach of any express, implied, oral or written contract or agreement.

Consent.  “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contract.  “Contract” shall mean any written, oral, implied or other agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance or undertaking of any nature.

Portions of this Exhibit were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Customer Facility.  “Customer Facility” shall mean any facility owned by a customer of the Seller or any Affiliate of the Seller, in which an AutoTrace Employee provides services on a regular basis to such customer, including the following facilities: Massachusetts.

Damages.  “Damages” shall include any loss, damage, injury, decline in value, Liability, Claim, settlement, judgment, award, fine, penalty, Tax, fee (including any legal fee, expert fee, accounting fee or advisory fee), charge, cost (including any cost of investigation) or expense of any nature.

Disclosure Schedule.  “Disclosure Schedule” shall mean the schedule (dated as of the date of the Agreement) delivered to the Purchaser on behalf of the Seller.

Encumbrance.  “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the transfer of any asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

Entity.  “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

Governmental Authorization.  “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body.  “Governmental Body” shall mean any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multi-national organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

Indemnitees.  “Indemnitees” shall mean the following Persons: (a) the Purchaser; (b) the Purchaser’s current and future Affiliates; (c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above; and (d) the respective successors and assigns of the Persons referred to in clauses “(a)”, “(b)” and “(c)” above.

Intellectual Property.  “Intellectual Property” shall mean algorithms, apparatus, databases, data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks

Portions of this Exhibit were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(including brand names, product names, logos, and slogans), methods and processes (including manufacturing methods, training methods and materials and similar methods and processes), proprietary information, protocols, recipes, schematics, specifications, software, techniques, URLs, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

Intellectual Property Rights.  “Intellectual Property Rights” shall mean all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights and mask works; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) other proprietary rights in Intellectual Property; and (e) rights in or relating to registrations, renewals, extensions, combinations, divisions, and reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(d)” above.

Knowledge.  Information shall be deemed to be known to or to the “Knowledge” of the Seller if that information is actually known, reasonably should be known or reasonably could be expected to be discovered in the course of conducting a reasonable investigation concerning the existence of such fact or other matter by any officer of the Seller or any Affiliate of the Seller

Legal Requirement.  “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body.

Liability.  “Liability” shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

Order.  “Order” shall mean any: (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or (b) Contract with any Governmental Body entered into in connection with any Proceeding.

Person.  “Person” shall mean any individual, Entity or Governmental Body.

Proceeding.  “Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or any arbitrator or arbitration panel.

Portions of this Exhibit were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

v

Prohibited Transaction.  “Prohibited Transaction” shall mean any transaction involving, directly or indirectly, the sale, lease, license, transfer or disposition of all or any portion of the AutoTrace Offering, other than the license or sale of AutoTrace Offerings to third parties in the ordinary course of business consistent with past practices.

Registered IP.  “Registered IP” shall mean all Seller IP that is registered, filed, or issued under the authority of, with or by any Governmental Body, including registered copyrights, registered mask works and registered trademarks and all applications for any of the foregoing.

Representatives.  “Representatives” shall mean officers, directors, employees, agents, attorneys, accountants and advisors.

Seller Contract.  “Seller Contract” shall mean any Contract relating to the AutoTrace Offerings: (a) to which the Seller or any Affiliate of the Seller is a party; (b) by which the Seller or any Affiliate of the Seller or any of its assets is or may become bound or under which the Seller or any Affiliate of the Seller has, or may become subject to, any obligation; or (c) under which the Seller or any Affiliate of the Seller has or may acquire any right or interest.

Seller Employee.  “Seller Employee” shall mean any current or former employee, independent contractor or director of the Seller or any Subsidiary or other Affiliate of the Seller.

Seller IP.  “Seller IP” shall mean: (a) all Intellectual Property Rights and Intellectual Property embodied in or relating to the AutoTrace Offerings; and (b) all other Intellectual Property or Intellectual Property Rights relating to the AutoTrace Offering in which the Seller or any Affiliate of the Seller has (or purports to have) an ownership interest or an exclusive license or similar exclusive right.

Subsidiary.  An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record:  (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity or financial interests or such Entity.

Tax.  “Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), that is, has been or may in the future be (a) imposed, assessed or collected by or under the authority of any Governmental Body, or (b) payable pursuant to any tax-sharing agreement or similar Contract.

Tax Return.  “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information that is, has been or may in the future be filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

Portions of this Exhibit were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Transactional Agreements.  “Transactional Agreements” shall mean: (a) the Agreement; (b) the Transition Services Agreement; and (c) all other documents and agreements delivered or to be delivered in connection with the Transactions.

Transactions.  “Transactions” shall mean: (a) the execution and delivery of the respective Transactional Agreements; and (b) all of the transactions contemplated by the respective Transactional Agreements, including: (i) the sale of the Transferred Assets by the Seller to the Purchaser in accordance with the Agreement; (ii) the assumption of the Assumed Liabilities by the Purchaser in accordance with the Agreement; and (iii) the performance by the Seller and the Purchaser of their respective obligations under the Transactional Agreements, and the exercise by the Seller and the Purchaser of their respective rights under the Transactional Agreements.

Portions of this Exhibit were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT B

FORM OF TRANSITION SERVICES AGREEMENT

Portions of this Exhibit were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SCHEDULE 8.10(c)

DISPUTE RESOLUTION PROCEDURES

Subject to the provisions of Section 8.10(c) of the Agreement any claim for indemnification, compensation or reimbursement pursuant to Section 6 of the Agreement and any other claim for a monetary remedy (such as in the case of a claim based on fraud) relating to the Agreement after the Closing shall be brought and resolved exclusively as follows:

(a)           If any Indemnitee has or claims in good faith to have incurred or suffered Damages for which it is or may be entitled to indemnification, compensation or reimbursement under Section 6 of the Agreement or for which it is or may otherwise be entitled to a monetary remedy in the case of a claim based on intentional misrepresentation or fraud relating to the Agreement, the Purchaser may deliver a claim notice (a “Claim Notice”) to the Seller. Each Claim Notice shall: (i) state that the Indemnitee believes in good faith that the Indemnitee is entitled to indemnification, compensation or reimbursement under Section 6 of the Agreement or is or may otherwise be entitled to a monetary remedy (such as in the case of a claim based on intentional misrepresentation or fraud) relating to the Agreement; (ii) contain a brief description in reasonable detail of the facts and circumstances supporting the Indemnitee’s claim; and (iii) contain a non-binding, preliminary, good faith estimate of the amount to which the Indemnitee claims to be entitled (the “Claimed Amount”).

(b)           Within 20 business days after receipt of a Claim Notice, the Seller may deliver to the Purchaser a written response (the “Response Notice”) in which the Seller:  (i) agrees that the full Claimed Amount is owed to the Indemnitee; (ii) agrees that part, but not all, of the Claimed Amount is owed to the Indemnitee; or (iii) indicates that no part of the Claimed Amount is owed to the Indemnitee. If the Response Notice is delivered in accordance with clause “(ii)” or “(iii)” of the preceding sentence, the Response Notice shall also contain a brief description in reasonable detail of the facts and circumstances supporting the Seller’s claim that only a portion or no part of the Claimed Amount is owed to the Indemnitee, as the case may be.  Any part of the Claimed Amount that is not agreed to be owing to the Indemnitee pursuant to the Purchaser’s Claim Notice shall be the “Contested Amount.” If a Response Notice is not delivered by the Seller to the Purchaser within such 20-business day period, then the Seller shall be deemed to have agreed that an amount equal to the full Claimed Amount is owed to the Indemnitee.

(c)           If the Seller in its Response Notice agrees that the full Claimed Amount is owed to the Indemnitee, or if no Response Notice is delivered in accordance with clause “(b)” of this Schedule 8.10(c), the Seller shall, within 10 business days following the receipt of such Response Notice (or, if the Purchaser has not received a Response Notice, within 10 business days following the expiration of the 20-business day period referred to in clause “(b)”) pay the Claimed Amount to such Indemnitee.

(d)           If the Seller in the Response Notice agrees that part, but not all, of the Claimed Amount is owed to the Indemnitee (the “Agreed Amount”), the Seller shall, within 10 business days following the receipt of such Response Notice pay the Agreed Amount to such Indemnitee.

(e)           If any Response Notice expressly indicates that there is a Contested Amount, the Seller and the Purchaser shall (for at least 10 business days) attempt in good faith to resolve the dispute

Portions of this Exhibit were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

related to the Contested Amount. If the Seller and the Purchaser shall resolve such dispute, the Seller and the Purchaser shall sign a settlement agreement.  The Seller shall, within 10 business days following the execution of such settlement agreement, or such shorter period of time as may be set forth in the settlement agreement, pay the amount specified in such settlement agreement to such Indemnitee.

(f)            In the event that there is a dispute relating to any Claim Notice or Contested Amount and such dispute is not resolved within the 10 business-day period referred to in clause “(e)” above (whether it is a matter between the Purchaser, on the one hand, and the Seller, on the other hand, or it is a matter that is subject to a claim or Proceeding asserted or commenced by a third party brought against the Purchaser in a litigation or arbitration), such matters will be settled by binding arbitration (“Arbitrable Claims”). Notwithstanding the preceding sentence, nothing in this Schedule 10.10(c) shall prevent the Purchaser from seeking preliminary injunctive relief from a court of competent jurisdiction pending settlement of any Arbitrable Claim.

(i)            Except as herein specifically stated, any Arbitrable Claim shall be resolved by arbitration in Santa Clara, California in accordance with JAMS’ Comprehensive Arbitration Rules and Procedures (the “JAMS Rules”) then in effect. However, in all events, the provisions contained herein shall govern over any conflicting rules which may now or hereafter be contained in the JAMS Rules. Any judgment upon the award rendered by the arbitrator shall be entered in any court having jurisdiction ever the subject matter thereof. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available if any judicial proceeding was instituted to resolve an Arbitrable Claim. The final decision of the arbitrator, as entered by a court of competent jurisdiction, will be furnished by the arbitrator to the Seller and the Purchaser in writing and will constitute a final, conclusive and non-appealable determination of the issue in question, binding upon the Seller and the Purchaser, and an order with respect thereto maybe entered in any court of competent jurisdiction.

(ii)           Any such arbitration will be conducted before a single arbitrator who will be compensated for his or her services at a rate to be determined by the Purchaser and the Seller or by JAMS, but based upon reasonable hourly or daily consulting rates for the arbitrator in the event the parties are not able to agree upon his or her rate of compensation.

(iii)         The arbitrator shall be mutually agreed upon by the Purchaser and the Seller. In the event the Purchaser and the Seller are unable to agree within 20 days following submission of the dispute to JAMS by one of the parties, JAMS will have the authority to select an arbitrator from a list of arbitrators who satisfy the criteria set forth in clause “(iv)” hereof.

(iv)          No arbitrator shall have any past or present family, business or other relationship with the Purchaser, the Seller or any Affiliate, director or officer thereof, or any “associate” (as such term is defined in Rule 12b-2 under the Securities Act of 1933, as amended) of the Purchaser, the Seller or any Affiliate, director or officer thereof, unless, following full disclosure of all such relationships, the Purchaser and the Seller agree in writing to waive such requirement with respect to an individual in connection with any dispute.

(v)            The arbitrator shall be instructed to hold an up to eight hour, one day hearing regarding the disputed matter within 60 days of his designation and to render an award (without written opinion) no later than 10 days after the conclusion of such hearing, in each case unless otherwise mutually agreed in writing by the Purchaser and the Seller.

Portions of this Exhibit were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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(vi)          No discovery other than an exchange of relevant documents may occur in any arbitration commenced under the provisions of this Schedule 8.10(c). The Purchaser and the Seller agree to act in good faith to promptly exchange relevant documents.

(vii)         The Purchaser and the Seller will each pay 50% of the initial compensation to be paid to the arbitrator in any such arbitration and 50% of the costs of transcripts and other normal and regular expenses of the arbitration proceedings; provided, however, that:  (A) the prevailing party in any arbitration will be entitled to an award of attorneys’ fees and costs; and (B) all costs of arbitration, other than those provided for above, will be paid by the losing party, and the arbitrator will be authorized to determine the identity of the prevailing party and the losing party.

(viii)        The arbitrator chosen in accordance with these provisions will not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or any other provisions contained in this Schedule 8.10(c) or the Agreement.

(ix)          Except as specifically otherwise provided in this Schedule 8.10(c) or the Agreement, arbitration will be the sole and exclusive remedy of the parties for any Arbitrable Claim or any other dispute arising out of or relating to this Schedule 8.10(c) or the Agreement.

(g)           Upon resolution of the arbitration described in clause “(f)” of this Schedule 8.10(c), the Seller shall, within 10 business days following the entry of the arbitrator’s decision by a court of competent jurisdiction, or such shorter period of time as may be set forth in the arbitrator’s decision, pay the amount of the award specified in the arbitrator’s decision, if any, to the Indemnitee.

Portions of this Exhibit were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.